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                                                                    Exhibit 10.5


                      SHARED TRANSACTION SERVICES AGREEMENT

                                     BETWEEN

                        THE DUN & BRADSTREET CORPORATION

                                       AND

                      THE NEW DUN & BRADSTREET CORPORATION

                            Dated as of June 30, 1998
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                  SHARED TRANSACTION SERVICES AGREEMENT (this "Agreement"),
dated as of June 30, 1998 (the "Agreement Date"), by and between The New Dun & Bradstreet Corporation, a Delaware Corporation ("New D&B") and The Dun & Bradstreet Corporation, a Delaware corporation (the "Corporation").

                              W I T N E S S E T H :

                  WHEREAS, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the holders of shares of common stock, par value $1.00 per share, of Corporation ("Corporation Common Stock"), to take certain steps to reorganize Corporation's subsidiaries and businesses and then to distribute to the holders of the Corporation Common Stock all the outstanding shares of common stock of New D&B (the "Distribution");

                  WHEREAS, prior to the Distribution Date, Dun & Bradstreet, Inc. ("Service Provider") a subsidiary of New D&B, has provided and R.H. Donnelley, Inc. ("RHD"), a subsidiary of the Corporation, has purchased, pursuant to various written and oral agreements, the Services described in this Agreement; and

                  WHEREAS, in order to facilitate the orderly continuation of RHD's business for a transitional period after the Distribution Date and to provide certain services to RHD and the Corporation after the Distribution Date, New D&B, on behalf of Service Provider, has agreed to provide to RHD and the Corporation (collectively, RHD and the Corporation are referred to herein as the "Recipient"), and the Corporation, on behalf of itself and RHD, has agreed to purchase from Service Provider, the Services described in this Agreement.

                  NOW, THEREFORE, in consideration of the agreements set forth below, it is agreed as follows:

ARTICLE 1. DEFINITIONS AND CONSTRUCTION

                  1.1 Definitions. The following defined terms shall have the meanings specified below:

(1) "Additional Services" shall mean those services, in addition to the Services, requested by Recipient pursuant to Section 3.2.

(2)      "Agreement" shall have the meaning set forth in the Heading.

(3)      "Agreement Date" shall have the meaning set forth in the preamble.

(4) "Alternative Provider" shall mean any alternative external service provider selected by Recipient for the provision of services similar to the Services following the expiration or termination of this Agreement.

(5)      "Corporation" shall have the meaning set forth in the preamble.

(6)      "Distribution" shall have the meaning set forth in the Recitals.


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(7)      "Distribution Agreement" shall mean the Distribution Agreement dated as of June 30, 1998, between the Corporation and New D&B.

(8) "Distribution Date" shall mean the date on which the Distribution is made under the Distribution Agreement.

(9)      "Fees" shall mean those charges for the Services set forth in Schedule
         B.

(10)     "New D&B" shall have the meaning set forth in the preamble.

(11)     "Parties" shall mean Service Provider and Recipient, collectively.

(12) "Party" shall mean either of Service Provider or Recipient, as the case may be.

(13)     "Recipient" shall have the meaning set forth in the Recitals.

(14) "Recipient Data" shall mean all data or information supplied by Recipient to Service Provider for processing or transmission in connection with the Services.

(15)     "RHD" shall have the meaning set forth in the Recitals.

(16)     "Service Provider" shall have the meaning set forth in the Recitals.

(17) "Service Provider Service Location" shall mean any Service Provider service location from which Service Provider provides or performs the Services. The Service Provider Service Locations as of the Agreement Date are located at Shelton, Connecticut, New York, New York, Allentown, Pennsylvania, Berkeley Heights, New Jersey and Murray Hill, New Jersey.

(18)     "Service" shall mean the Shared Transaction Services.

(19) "Shared Transaction Services" shall mean the services described in Schedule A.

(20)     "Term" shall have the meaning set forth in Article 2.

                  1.2 References. In this Agreement and the Schedules to this
Agreement:

         (1) the Schedules to this Agreement shall be incorporated in and deemed part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement; and

         (2) references to the word "including" or the phrase "e.g." in this Agreement shall mean "including, without limitation".

                  1.3 Headings. The article and section headings are for reference and convenience only and shall not be considered in the interpretation of this Agreement.


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                  1.4 Interpretation of Documents. In the event of a conflict between this Agreement and the terms of any of the Schedules, the terms of this Agreement shall prevail.

ARTICLE 2.  TERM OF AGREEMENT.

                  The term of this Agreement shall commence on the Distribution Date and shall continue until all services to be provided hereunder have been completed (the "Term"), unless terminated earlier pursuant to Section 13.1.

ARTICLE 3.  SERVICES.

                  3.1 Services. Service Provider shall provide to Recipient, and Recipient shall purchase from Service Provider, the Shared Transaction Services. The Services shall be of substantially the same type, quantity, quality and utilization levels and provided with substantially the same degree of care and diligence as such services had been provided to Recipient during the period prior to the Distribution Date.

                  3.2 Additional Services. In the event that Recipient desires to receive Additional Services or requires an increase in volume of Services, Recipient shall notify Service Provider. If Service Provider agrees to provide Additional Services or to an increase in volume of Services and the parties agree on the terms applicable thereto, Service Provider and Recipient shall execute a written amendment to this Agreement setting forth any additional terms and conditions applicable thereto, including any additional fees.

ARTICLE 4.  RECIPIENT OBLIGATIONS.

                  4.1 Generally. Recipient shall:

(1) comply with any reasonable instructions provided by Service Provider that are necessary for Service Provider to adequately provide the Services;

(2) comply with all standards and procedures applicable to the Service Provider Service Location;

(3)      promptly report any operational or system problem to Service Provider;
         and

(4) maintain a business recovery plan detailing the requirements of Recipient in the event of the occurrence of a disaster affecting the Services and periodically test such plan.

                  4.2 Associated Equipment. Recipient shall maintain and be responsible for all costs (including personnel, maintenance and repair) associated with communications equipment (including terminals, communications hardware, modems and telephone lines) that Recipient owns or operates and that are not located at the Service Provider Service Location necessary to provide the Services or to transmit the Recipient Data for processing at the Service Provider Service Location.


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                  4.3 Security. Recipient shall ensure that user accounts shall only be used by the person for whom such account was created or other authorized personnel. Recipient shall promptly inform Service Provider of any individual who is no longer authorized to use the Services.

ARTICLE 5.  PROPRIETARY RIGHTS.

                  5.1 Exclusive Property. All software and hardware used by Service Provider to provide the Services is, or shall be, and shall remain, the exclusive property of Service Provider or its third party licensor and Recipient shall have no rights or interests in same.

                  5.2 Third-Party Licenses. With regard to any software used by Service Provider to provide the Services, in the event that any licensor of such software to Service Provider does not permit Service Provider to use such software or any portion thereof to provide the Services, Recipient shall obtain a license for such software at its own cost (which permits Service Provider to use such software to provide the Services), Service Provider shall reduce the Fees to reflect such reduction in its costs, or in the event that Service Provider itself obtains the right to use such software to provide the services, Service Provider shall have the right to increase the Fees to reflect any increase in its costs, and Service Provider shall not be responsible for the loss of the right to use such software to provide the Services or for any failure or delay of Recipient in procuring such license provided that Service Provider gives notice to Recipient and reasonably assists Recipient in procuring such license.

ARTICLE 6.  DATA

                  6.1 Form of Data. All data submitted by Recipient to Service Provider in connection with the Services shall be in the form substantially similar to that submitted before the Distribution date, unless otherwise agreed to in writing by the parties.

                  6.2 Ownership of Data. The Recipient Data is and shall remain the property of Recipient or its customers.

                  6.3 Ownership of Media. Unless furnished to Service Provider by Recipient, all media upon which Recipient Data is stored is and shall remain the property of Service Provider. Recipient may, upon Service Provider's consent, (1) provide Service Provider with a replacement for the media upon which the Recipient Data is stored or (2) purchase such media from Service Provider at the price specified by Service Provider.

                  6.4 Responsibility for Data. Recipient is responsible from the Agreement Date for (1) the accuracy and completeness of the data submitted by Recipient in connection with the Services and (2) any errors in and with respect to data obtained from Service Provider because of any inaccurate or incomplete data submitted by Recipient to Service Provider.


ARTICLE 7.  FEES

                  7.1 Fees. Recipient shall pay to Service Provider the fees set forth in Schedule B in respect of each of the Services.


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                  7.2 Time of Payment. The Fees shall be paid by Recipient as set forth on Schedule B.

                  7.3 Taxes. Recipient shall pay any value-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge subsequently imposed by any government or government agency on Recipient or Service Provider with respect to the Services or the execution or performance of this Agreement.

                  7.4 Late Payments. Any fees or payments owing to Service Provider pursuant to this Agreement that are not paid when due (other than as a result of a delay directly caused by Service Provider or its affiliates) shall bear interest at the rate of one and one-half (1-1/2) percent per month, but in no event to exceed the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by Service Provider.

ARTICLE 8.  CONFIDENTIALITY.

                  Each of the Parties shall not use or permit the use of (without the prior consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control, except to the extent that (1) such information has been in the public domain through no fault of such Party or (2) such information has been later lawfully acquired from other sources by such Party or (3) this Agreement or any other agreement entered into pursuant to this Agreement permits the use or disclosure of such information, to the extent such information (a) relates to the period up to the Distribution Date or (b) is obtained in the course of providing or receiving the Services pursuant to this Agreement, and each Party shall not (without the prior consent of the other) otherwise release or disclose such information to any other person, except such Party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such Party has used commercially reasonable efforts to consult with the other Party prior to such disclosure.

ARTICLE 9.  INDEMNITY.

                  Each Party agrees to indemnify and hold harmless the other Party in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorney's fees) arising from the gross negligence or willful misconduct of the employees, agents or other representatives of the indemnifying Party after the Agreement Date or the breach of such Party's covenants or other obligations under this Agreement. In no event shall either Party have any liability to the other Party for any claims, losses, damages, judgments, costs or expenses which the other Party may suffer or incur as a result of injuries to personnel of such other Party or loss or theft or damage to any personal property of such other Party at the Service Provider Service Location, except as provided in the foregoing sentence.

ARTICLE 10.  DISCLAIMER AND LIMITATION OF LIABILITY.

                  10.1 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF


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MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  10.2 Limitation of Liability. Recipient acknowledges that the Services are provided by Service Provider (1) at the request of Recipient in order to accommodate the Distribution, (2) at Service Provider's cost and that no profit is being made by Service Provider and (3) with the expectation that Service Provider is not assuming any financial or operational risks, including those usually assumed by a service provider. Accordingly, Recipient agrees that Service Provider shall not be liable for any direct, indirect, special, incidental, consequential or other damages, of any nature whatsoever, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Services or Service Provider's performance under this Agreement.

ARTICLE 11.  DISPUTE RESOLUTION.

                  11.1 Procedure. Any disputes arising out of or in connection with this Agreement shall be settled in accordance with the dispute resolution mechanisms set forth in Article VI and Section 8.17 of the Distribution Agreement.

                  11.2 Continuity of Services and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 12 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE 12.  CONTINUED PROVISION OF SERVICES.

                  12.1 Force Majeure. Service Provider shall not be in default of its obligations hereunder for any delays or failure in performance resulting from any cause or circumstance beyond the reasonable control of Service Provider, provided that Service Provider exercises commercially reasonable efforts to perform its obligations in a timely manner. If any such occurrence prevents Service Provider from providing any of the Services, Service Provider shall cooperate with Recipient in obtaining, at Recipient's sole expense, an alternative source for the affected Services, and Recipient shall be released from any payment obligation to Service Provider in respect of such Services during the period of such force majeure.

                  12.2 Disaster Recovery. Service Provider shall maintain a disaster recovery policy in accordance with Schedule A. Upon the occurrence of a disaster affecting the Services, Service Provider shall implement the disaster recovery policy and Recipient shall be responsible for its proportionate share of any fees incurred by Service Provider in connection with implementing the disaster recovery policy.

ARTICLE 13.  TERMINATION.

                  13.1 For Convenience. Recipient may terminate this Agreement at any time during the Term upon ninety (90) days' notice to Service Provider.

                  13.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 13.1, Recipient shall pay to Service Provider, no later than the effective date of such


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termination, the balance of the Fees due for the Term, together with any incremental costs related to such termination.

ARTICLE 14.  TERMINATION ASSISTANCE SERVICES.

Upon the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall have no further obligation to provide the Services to Recipient and for a period up to (a) sixty (60) days prior to the expiration or the effective date of termination of this Agreement and (b) thirty
(30) days following the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall use reasonable efforts to cooperate, at Recipient's expense (which shall not be greater than Service Provider's costs related thereto), with (i) the Alternative Provider or (ii) Recipient, in connection with the transfer of the Services and the Recipient Data, from Service Provider to the facilities of (x) the Alternative Provider or
(y) Recipient, as requested by Recipient.

ARTICLE 15.  MISCELLANEOUS PROVISIONS.

                  15.1 No Waivers. No failure on the part of either Party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any right or remedy hereunder preclude any other right or remedy or further exercise thereof or the exercise of any other right.

                  15.2 Consents, Approvals and Requests. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

                  15.3 Partial Invalidity. In the event any of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

                  15.4 Notices. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent via telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:

                  If to Service Provider:

                                    The Dun & Bradstreet Corporation
                                    One Diamond Hill Road
                                    Murray Hill, New Jersey 07974
                                    Telecopy No.:  (908) 665-5827
                                    Attention:  Chief Legal Counsel

                  If to Recipient:


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                                    R.H. Donnelley Corporation
                                    One Manhattanville Road
                                    Purchase, New York  10577
                                    Telecopy No.:  (914) 933-6899
                                    Attention:  Chief Legal Counsel

Any Party may at any time, by notice to the other Party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                  15.5 Relationship. The performance by Service Provider of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the Parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties. THE NEW DUN & BRADSTREET CORPORATION.

                  15.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

                  15.7 Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

                  15.8 Assignment. This Agreement may not be assigned by either Party, other than to an affiliate of such Party or pursuant to a corporate reorganization or merger, without the consent of the other Party. Any assignment in contravention of this Section 15.8 shall be void.

                  15.9 Entire Understanding. This Agreement represents the entire understanding of the Parties with respect to the Services and supersedes all previous writings, correspondence and memoranda with respect thereto, and no representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either Party to the other, except as herein expressly set forth.

                  15.10 Successors. Subject to the restrictions on assignment set forth in Section 15.8, this Agreement shall be binding upon and inure to the benefit of and be enforceable against the Parties hereto and their respective successors and assigns.

                  15.11 Amendments. This Agreement can be modified or amended only by a written amendment executed by both Parties.

                  15.12 Survival. The provisions of Article 5, Article 8,
Article 9, Article 10, Article 11, Article 14, Section 6.2, Section 6.3, Section 7.2, Section 13.2, Section 15.6, this Section 15.12 and Section 15.14 shall survive the expiration or termination of this Agreement.

                  15.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


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          15.14  Good Faith and Fair Dealing. Each Party hereby agrees that its performance of all obligations and exercise of all rights under this Agreement shall be governed by the fundamental principles of good faith and fair dealing.

          15.15 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than Recipient and Service Provider.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                             THE NEW DUN & BRADSTREET
                                             CORPORATION


                                             By: /s/ Volney Taylor
                                                ----------------------------
                                                Name: Volney Taylor
                                                Title: Chairman and Chief
                                                       Executive Officer


                                             THE DUN & BRADSTREET CORPORATION


                                             By: /s/ Frank R. Noonan
                                                ----------------------------
                                                Name: Frank R. Noonan
                                                Title: Senior Vice President